Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2009, with respect to the consolidated financial statements included in the Annual Report of Cobra Electronics Corporation and Subsidiaries on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Cobra Electronics Corporation and Subsidiaries on Forms S-8 File Nos. 333-32609 (effective August 1, 1997), 333-63501 (effective September 16, 1998), 333-42164 (effective July 25, 2000), 333-42166 (effective July 25, 2000) and 333-91078 (effective June 24, 2002).

/s/    GRANT THORNTON LLP

Chicago, Illinois

March 17, 2009